Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

ATHERSYS REPORTS FOURTH QUARTER AND 2012 ANNUAL RESULTS

Management to host conference call at 4:30pm EST today

CLEVELAND, March 12, 2013 – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter and 2012 Highlights:

•

Raised $21.2 million net proceeds in the fourth quarter, including the full exercise of underwriters’ over-allotment option, in a public offering of common stock to be used for working capital and general corporate purposes, including funding for ongoing clinical trials;

•

Continued Phase II clinical study with partner, Pfizer, involving administration of MultiStem® cells to patients suffering from ulcerative colitis. This double blind, placebo-controlled trial will include approximately 130 patients with initial results expected in second half of 2013;

•

Advanced our Phase II clinical study of the administration of the MultiStem cell product to patients who have suffered ischemic stroke into large efficacy cohort of this double blind, placebo-controlled trial of 136 patients;

•

Developed and submitted to FDA a clinical trial plan for conducting a Phase II-III study of MultiStem administration intended to both reduce the incidence and severity of graft-versus-host disease, or GvHD, and provide other benefits for patients undergoing hematopoietic stem cell transplantation;

•	Received ten new patents during 2012 covering aspects of the Company’s cell therapy technology, including issuances in the United States and other important jurisdictions;

•

Published five articles in quality, peer-reviewed journals during 2012, further describing the MultiStem cells’ mechanisms of action and potential applications, as well as the breadth of our third party research collaborations;

•	Named for second year to Deloitte’s Technology Fast 500TM, the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America;

•

Advanced partnering discussions on both the development of novel small molecule therapies to treat obesity and other conditions such as schizophrenia, acting through stimulation of the 5HT2c receptor, and on certain regenerative medicine programs;

•

Recorded revenues of $2.3 million and a net loss of $3.2 million for this quarter ended December 31, 2012, and for the year ended December 31, 2012, recorded revenues of $8.7 million and a net loss of $14.7 million; and

•	Ended the year with $25.5 million in cash and cash equivalents.

“We continue to focus our resources on developing MultiStem for the treatment and prevention of diseases and conditions where there is a significant unmet medical need,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “Our key programs address the potential benefit of MultiStem to treat neurological conditions, inflammatory and immune disorders, and cardiovascular disease. Success in any of these indications could open up a broader set of opportunities for Athersys and our partners in related areas.

“A successful fundraising in the fourth quarter generated $21.2 million in net proceeds from the sale of common stock to new and existing investors. As a result, our current financial position enables us to continue to fund important clinical development, as well as to pursue partnership and new business opportunities,” added Dr. Van Bokkelen.

“During the quarter, our partner, Pfizer, continued to advance our ongoing Phase II clinical trial in inflammatory bowel disease. We also initiated the third and final cohort of a double-blind, placebo-controlled Phase II clinical trial to evaluate the administration of MultiStem to patients who have suffered a moderate to moderately severe ischemic stroke. This initiation followed an independent safety monitoring committee review that found that MultiStem was safe and well tolerated in both high and low dosages in the initial patient treatment groups.

“In a significant extension of the treatment window currently required by standard of care, we are treating patients one to two days after the stroke has occurred, which we believe is a clinically practical time frame. In our previously published work, we have seen that the administration of a single dose of MultiStem in preclinical models even several days after a stroke resulted in significant and durable recovery.

“In sum, we believe the continued execution of our clinical and preclinical programs, the advancement of existing collaborations, and the implementation of new partnerships will enable us to deliver substantial long-term value for our shareholders,” concluded Dr. Van Bokkelen.

Fourth Quarter Results

Revenues for the three months ended December 31, 2012 were $2.3 million as compared to $2.6 million in the comparable period in 2011. The decrease reflects lower contract revenues from our collaboration with Pfizer Inc. (NYSE:PFE) due to the end of the research performance period in June 2012. Included in the fourth quarter 2012 revenues is approximately $1.9 million related to milestone and technical support payments from our collaboration with RTI Biologics, Inc. (Nasdaq: RTIX). Research and development expenses decreased to $4.9 million in 2012, as compared to $5.6 million in the fourth quarter of 2011, primarily due to reduced clinical development expenses during the period. General and administrative expenses were $1.3 million for the three months ended December 31, 2012 and $1.2 million in the comparable period in 2011. Income from the change in the fair value of our warrant liabilities was $1.1 million for three months ended December 31, 2012 and $0.1 million in the comparable period in 2011. Net loss for the three months ended December 31, 2012 was $3.2 million compared to $4.3 million for the same period of 2011. At December 31, 2012, we had $25.5 million in cash and cash equivalents.

2012 Annual Financial Results

For the year ended December 31, 2012, revenues decreased to $8.7 million from $10.3 million in 2011, primarily due to reduced revenues from our collaboration with Pfizer. Research and development expenses increased to $19.6 million in 2012 from $18.9 million in 2011 due to increased clinical and preclinical development costs, personnel costs and research supplies, partially offset by decreased patent legal fees. General and administrative expenses decreased to $4.8 million in 2012 from $4.9 million in 2011. Income from the change in the fair value of our warrant liabilities was $2.4 million for in 2012 and $0.8 million in 2011. Net other expenses were $1.2 million in 2012 and $0.9 in 2011, which consists primarily of the final cash and stock-based milestone payments to our former lenders. Cash used in operating activities was $17.7 million and $14.5 million in 2012 and 2011, respectively. Net loss was $14.7 million in 2012 compared to $13.7 million in 2011.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	March 12, 2013
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	95456637
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on March 28, 2013, by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 95456637. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, including lysosomal storage disorders, and the prevention of graft-versus-host disease. These risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise additional capital; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials and obtain all necessary regulatory approvals; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$25,533	$12,784
Other current assets	776	1,650
Equipment, net	1,294	1,267

Total assets	$27,603	$15,701

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,478	$4,280
Deferred revenue	—	3,140
Warrant liabilities and note payable	2,878	983
Total stockholders’ equity	20,247	7,298

Total liabilities and stockholders’ equity	$27,603	$15,701

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Revenues
Contract revenue	$2,024	$2,303	$7,380	$9,015
Grant revenue	265	262	1,328	1,329

Total revenues	2,289	2,565	8,708	10,344
Costs and expenses
Research and development	4,935	5,570	19,636	18,930
General and administrative	1,253	1,195	4,753	4,916
Depreciation	84	76	320	278

Total costs and expenses	6,272	6,841	24,709	24,124

Loss from operations	(3,983)	(4,276)	(16,001)	(13,780)
Other expense, net	(320)	(101)	(1,172)	(863)
Income from change in fair value of warrants	1,053	118	2,404	812
Interest income	13	7	34	85

Net loss	$(3,237)	$(4,252)	$(14,735)	$(13,746)

Basic and diluted net loss per share	$(0.07)	$(0.18)	$(0.45)	$(0.59)
Weighted average shares outstanding, basic and diluted	45,363,029	24,049,035	32,556,781	23,239,019
Other comprehensive loss:
Other comprehensive (loss) income items	—	—	(28)	2

Comprehensive loss	$(3,237)	$(4,252)	$(14,763)	$(13,744)

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